UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                             Filed by a Party other then the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

QC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 25, 2008

Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of QC Holdings, Inc. The meeting will be held at 10:00 a.m., local time, Wednesday, June 4, 2008, at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas 66210. At the annual meeting you will be asked to elect seven members to our board of directors. We will also be discussing our results for the past year and answering your questions.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please mark, sign and date your proxy card today and return it in the envelope provided. Many of you can also vote by telephone or via the Internet as described on the proxy card.

Thank you for your support of QC Holdings and your involvement in this important process.

Sincerely,

Don Early
Chairman and Chief Executive Officer

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 4, 2008

TO THE STOCKHOLDERS OF QC HOLDINGS, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of QC Holdings, Inc. will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 4, 2008, for the following purposes:

1.	To elect seven directors, each for a term of one year and until their successors are elected and qualified; and

2.	To transact any other business properly introduced at the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 18, 2008, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On April 18, 2008, the record date for the annual meeting, there were 18,031,992 shares of common stock outstanding. Each outstanding share is entitled to one vote.

Our board of directors encourages you to mark, sign and date your proxy card and return it today in the enclosed postage prepaid envelope, or vote by telephone or via the Internet (as described on the proxy card), whether or not you intend to be present at the annual meeting.

By Order of the Board of Directors

Mary Lou Andersen
Secretary

Overland Park, Kansas

April 25, 2008

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 4, 2008

SOLICITATION AND REVOCABILITY OF PROXIES

This proxy statement and the enclosed proxy card are furnished to the stockholders of QC Holdings, Inc., a Kansas corporation, in connection with the solicitation of proxies by the company for use at our annual meeting of stockholders, and any adjournments or postponements thereof, to be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 4, 2008. The mailing of this proxy statement, the proxy card, the notice of annual meeting and the accompanying 2007 annual report to stockholders is expected to begin on May 2, 2008. All costs of solicitation will be borne by the company.

You are requested to vote your shares by following the instructions on the proxy card for voting by telephone or via the Internet or by completing, signing, dating and returning the proxy promptly in the enclosed postage prepaid envelope. Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy or by voting in person at the annual meeting. Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the stockholders’ instructions. If no instructions are given, proxies will be voted as follows:

1.	to elect Don Early, Mary Lou Andersen, Richard B. Chalker, Murray A. Indick, Gerald F. Lamberti, Francis P. Lemery and Mary V. Powell as directors to serve for one year terms until the 2009 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

2.	in the discretion of the proxy holder as to any other matter properly coming before the annual meeting.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

Only the record holders of shares of common stock as of the close of business on April 18, 2008, are entitled to vote on the matters to be presented at the annual meeting, either in person or by proxy. At the close of business on April 18, 2008, there were outstanding and entitled to vote a total of 18,031,992 shares of common stock, constituting all of our outstanding voting securities.

The presence at the annual meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock as of the record date is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the annual meeting. Each share of common stock is entitled to one vote for each director to be elected and for each other matter properly brought to a vote of the stockholders at the annual meeting. A plurality of the votes cast at the annual meeting is required to elect the directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

ELECTION OF DIRECTORS

At the annual meeting, the stockholders will elect seven directors to hold office for one year terms until our 2009 annual meeting of stockholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election. All nominees listed below are currently members of the board of directors. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors. The board of directors has no reason to believe that any nominee will be unavailable to serve.

The nominees for director of the company, as well as certain information about them, are as follows:

Name	Age	Position
Don Early	65	Chairman, Chief Executive Officer and Director
Mary Lou Andersen	63	Vice Chairman, Secretary and Director
Richard B. Chalker	67	Director
Murray A. Indick	49	Director
Gerald F. Lamberti	79	Director
Francis P. Lemery	68	Director
Mary V. Powell	77	Director

Don Early has served as chairman of the board of directors and chief executive officer of the company since May 2004. Mr. Early founded the company in 1984 and has served as a director since then. He served as president and chief executive officer from 1984 until May 2004. Mr. Early is married to Ms. Andersen. Mr. Early holds a degree in business administration from the University of Missouri.

Mary Lou Andersen has served as vice chairman of the board of directors and secretary of the company since May 2004. She has been employed by the company in a variety of executive positions since 1988, including vice president and chief operating officer until May 2004. Ms. Andersen became a director of the company in 1997. Ms. Andersen is married to Mr. Early and is the mother of Darrin Andersen, our president and chief operating officer.

Richard B. Chalker joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Chalker currently serves as a director of PBI/Gordon Corporation, an employee-owned manufacturer of pesticides and professional turf and agricultural products, and Decorize, Inc., a manufacturer of home furnishings and accessories that trades on the OTC Bulletin Board. Mr. Chalker retired in 2004 as Division Vice President, Tax and Customs, of Hallmark Cards after eight years of service. Mr. Chalker also spent 32 years at Ernst & Young LLP, including 19 years as a partner specializing in taxation. He holds a degree in industrial administration from Yale University and a law degree from DePaul University.

Murray A. Indick was elected to the board of directors at the June 2007 annual meeting of stockholders. Mr. Indick co-founded Prides Capital Partners, L.L.C., an investment firm specializing in strategic block, active ownership investing in the small- and micro-cap arena, in March 2004. Mr. Indick is a managing member of the sole general partner of Prides Capital Fund I, LP, which, as of April 18, 2008, owned approximately 10.2% of our common stock. Prior to joining Prides Capital, Mr. Indick was partner/general counsel at Blum Capital, which he joined in 1997. Mr. Indick earned a B.A. from the University of Pennsylvania and a law degree from the Georgetown University Law Center. Mr. Indick also serves as a director of Ameritrans Capital Corporation, a lender to and investor in small businesses, that trades on the Nasdaq Global Market, and Whitney Information Network, Inc., a provider of post-secondary education and training courses in the United States, Canada and the United Kingdom that trades on the OTC Bulletin Board.

Gerald F. Lamberti joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lamberti retired from the Federal Deposit Insurance Corporation (FDIC) in 1998, where he was an attorney for over 25 years, including the last 13 years as Regional Counsel, Kansas City Region, FDIC. Prior to joining the FDIC, Mr. Lamberti was Deputy General Counsel of the United States Catholic Conference in Washington, D.C. He holds a degree in accounting from St. John’s University School of Commerce and a law degree from St. John’s University Law School. Mr. Lamberti served three years in the U.S. Air Force in the Korean War, in which he received the Distinguished Flying Cross.

Francis P. Lemery joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lemery retired in 1999 as Senior Vice President and Actuary of Kansas City Life Insurance Company, a Nasdaq Global Market company. He served on the board of directors of Kansas City Life from 1985 to 1999. Mr. Lemery has been a Fellow of the Society of Actuaries since 1968, and a member of the American Academy of Actuaries since 1969. He holds a degree in business administration and a masters degree in actuarial science from the University of Michigan.

Mary V. Powell joined our board of directors in July 2004 immediately following the company’s initial public offering. Ms. Powell has been a partner in Johnson-Powell Accounting Services for more than 25 years, where she provides accounting, auditing and tax preparation services primarily to privately-owned businesses. Ms. Powell has been engaged in providing accounting, auditing and tax preparation services to individuals and private businesses since 1968.

The Board of Directors recommends a vote FOR

the election of the nominees for director named above.

EXECUTIVE OFFICERS

Officers are elected on an annual basis by the board of directors and serve at the discretion of the board. Certain biographical information about our executive officers follows:

Name	Age	Position
Don Early*	65	Chairman, Chief Executive Officer and Director
Mary Lou Andersen*	63	Vice Chairman, Secretary and Director
Darrin J. Andersen	39	President and Chief Operating Officer
Douglas E. Nickerson	42	Chief Financial Officer
Michael O. Walrod	40	Vice President of Operations, Western U.S.
Matthew J. Wiltanger Wayne S. Wood	37 45	Vice President—General Counsel Vice President of Operations, Eastern U.S.

*	Information is provided under the heading “Election of Directors” above for Don Early and Mary Lou Andersen. Information relating to our other executive officers with respect to their principal occupations and positions during the past five years is as follows:

Darrin J. Andersen has served as our president and chief operating officer since May 2004. Mr. Andersen joined the company in February 1998 and served as chief financial officer from December 1999 until April 2004. Prior to joining the company, Mr. Andersen worked in the accounting department of Newell Rubbermaid, a manufacturing company listed on the New York Stock Exchange, and in the audit group of Deloitte & Touche. Mr. Andersen is the immediate past president of the Community Financial Services Association of America. Mr. Andersen is the son of Mary Lou Andersen. Mr. Andersen holds a degree in accounting from the University of Kansas, and is a certified public accountant.

Douglas E. Nickerson joined the company as chief financial officer in April 2004. Prior to joining the company, Mr. Nickerson served for eight years in various management positions with Stilwell Financial Inc., now known as Janus Capital Group, Inc., a New York Stock Exchange provider of diversified financial services. From 2001 to 2003, Mr. Nickerson served as vice president—controller and treasurer of Stilwell, and from 1999 to 2001 served as vice president—controller. Mr. Nickerson holds a degree in accounting from Kansas State University and a law degree from the University of Missouri—Kansas City. He is a certified public accountant.

Michael O. Walrod has been with the company since 1992. He has served as vice president of operations, western U.S. since January 1, 2006. Mr. Walrod served as vice president of operations from December 2004 to December 2005. Between 1992 and December 2004, Mr. Walrod served in various roles, including positions as regional director, regional manager, director of development and several other field-related roles. Mr. Walrod holds a degree in business administration from the University of Kansas.

Matthew J. Wiltanger joined us in January 2008 as vice president—general counsel. Prior to joining the company, Mr. Wiltanger was a partner with the law firm Shook, Hardy & Bacon, LLP in Kansas City, with a focus on business litigation, tort matters, antitrust and trade regulation. Mr. Wiltanger joined the firm in 1997 and began serving as outside litigation counsel to the company for certain matters in 2004. Mr. Wiltanger earned a journalism degree from the University of Missouri and a law degree from the University of Kansas.

Wayne S. Wood has served as vice president of operations, eastern U.S. since January 1, 2006. Mr. Wood served as regional director, eastern U.S. from August 2003 to December 2005. Mr. Wood joined the company in June 2002 as regional manager for the state of Virginia, serving in that role until July 2003. Prior to joining us, Mr. Wood spent four years as a division manager with Advance America Cash Advance Centers, a New York Stock Exchange-listed payday loan company, and in various retail management positions, including 15 years as director of operations with a large national video retailer. Mr. Wood holds a degree in administration of justice from Tidewater Community College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of common stock for (i) each director and nominee for election as a director of the company; (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares. Beneficial ownership for directors and officers and for other 5% or greater stockholders is shown as of April 18, 2008. Except as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding(1)
Named Executive Officers and Directors(2)
Don Early(3)	8,164,273	43.3%
Mary Lou Andersen(4)	1,284,683	6.8
Richard B. Chalker(5)	45,299	*
Murray A. Indick(6)	1,826,208	10.3
Gerald F. Lamberti(5)	39,399	*
Francis P. Lemery(5)	47,799	*
Mary V. Powell(5)	47,299	*
Darrin J. Andersen(7)	709,257	3.8
Douglas E. Nickerson(8)	190,934	1.0
Michael O. Walrod(9)	69,713	*
All directors and executive officers as a group (12 persons)(10)	12,188,796	64.7

5% Stockholders(11)

Gregory L. Smith(12) 1207 Parrilla De Avila Tampa, Florida 33613	3,232,521	18.2%

Prides Capital Partners, L.L.C.(13) 200 High Street, Suite 700 Boston, Massachusetts 02110	1,826,208	10.3

*	Less than one percent
(1)	Computed for each officer and director, and for Gregory L. Smith and Prides Capital Partners, L.L.C., as of April 18, 2008, on the basis of shares of common stock outstanding plus the options currently exercisable or exercisable within 60 days after April 18, 2008. Each listed stockholder has sole voting and investment power except as otherwise indicated.
(2)	The address of all of the named individuals is c/o QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210.
(3)	Includes 94,273 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 250,000 shares owned by a limited partnership in which Mr. Early’s revocable trust is a limited partner and a limited liability company, of which Mr. Early is a member and the manager, is the general partner. The shares owned by the limited partnership are also included for Ms. Andersen. Includes 100,000 shares transferred to a private foundation for which Mr. Early and Ms. Andersen serve as trustees. These shares are also included for Ms. Andersen, although Mr. Early and Ms. Andersen each disclaim beneficial ownership thereof.
(4)

Includes 235,683 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 250,000 shares owned by a limited partnership in which a limited liability company, of which Ms. Andersen is a member, is the general partner. The shares owned by the limited partnership are also included for Mr. Early. Includes 100,000 shares transferred to a private foundation for which Ms. Andersen and Ms. Early serve as trustees. These shares are also included for Mr. Early, although Ms. Andersen and Mr. Early each disclaim beneficial ownership thereof.

(5)	Includes 34,567 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(6)	Mr. Indick, a managing member of the sole general partner of Prides Capital Fund I, LP, has shared voting and investment power over the 1,826,208 shares common stock of the company owned by Prides. Includes 9,427 shares of common stock issuable upon the exercise of options granted to Kevin A. Richardson II, a managing member of the sole general partner of Prides and a former director of the company, that are currently exercisable or exercisable within 60 days of the record date. The percentage of shares outstanding for Mr. Indick is calculated solely with respect to option shares issuable to Mr. Richardson and not option shares issuable to all directors and executive officers as a group.
(7)	Includes 267,108 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(8)	Includes 158,695 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(9)	Includes 54,994 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(10)	Includes an aggregate of 1,057,436 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(11)	Excludes 5% stockholders listed above as executive officers or directors.
(12)	Includes 21,997 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 99,500 shares held in irrevocable trusts for the benefit of Mr. Smith’s grandchildren, for which Mr. Smith serves as a co-trustee. Excludes shares held in irrevocable trusts for the benefit of Mr. Smith’s children, over which Mr. Smith has no voting or investment power.
(13)	Represents the same shares of common stock reported by Mr. Indick. Includes 9,427 shares of common stock issuable upon the exercise of options granted to Mr. Richardson, as described in footnote (6) that are currently exercisable or exercisable within 60 days of the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the SEC required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of our common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of our directors and officers, we are not aware of any director, officer or 10% or greater beneficial owner of common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2007, other than Michael O. Walrod, an executive officer, who made one late Form 4 filing in 2007, due to an administrative error.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

Our compensation programs are designed to motivate, attract, reward, and retain management to achieve long-term stockholder value. Our compensation programs are designed to encourage the achievement of annual and longer-term goals by providing appropriate incentives to our executive officers, as well as to align the financial interests of management and our stockholders.

Our compensation practices and philosophies have evolved since our initial public offering in July 2004 and continued to evolve in 2007 as we moved toward more performance-based compensation, both on an annual basis and a long-term basis. We established certain key strategic objectives after our initial public offering (including growth in number of branches, improvement in branch operations, enhanced infrastructure and managing loan losses), and our executive compensation in 2005 and 2006 was tied primarily to the efforts of our executive officers relative to those strategic objectives. In 2007, we included annual performance-based cash and equity compensation components and in 2008 established a long-term equity-based incentive compensation program.

Historically and continuing through today, compensation of our executive officers has consisted primarily of the following components:

•	base salary;

•	discretionary bonuses;

•	performance-based incentive compensation;

•	equity-based compensation; and

•	perquisites and other personal benefits.

In the discussion that follows, we state the objective of and explain each compensation element.

2007 and 2008 Executive Compensation

Historically, our compensation committee reviewed executive compensation annually in either December or January of the succeeding year, in conjunction with the review of our year-end financial results. All stock option and restricted stock awards for executive officers, as well as base salary adjustments and bonus determinations, were made at these year-end financial and compensation review meetings.

Our year-end compensation meetings for the grant of stock options and restricted stock awards occurred in December 2006 and February 2008. Accordingly, there were no stock option grants or restricted stock awards to any of our executive officers in calendar year 2007, as reflected in the various compensation tables below. We anticipate that future equity-based grants and awards will occur in February of each year when the compensation committee reviews the year-end results for the prior calendar year, certifies any incentive based compensation tied to those year-end results and makes equity-based grants and awards for the current calendar year.

Stock option and restricted stock awards have been made without regard to the timing of the release of fourth quarter and year-end financial results. We anticipate that our compensation committee will continue this practice.

Our compensation committee consults with our chief executive officer, our vice chairman and our president regarding all compensation matters, including specifically recommendations for compensation of other executive officers. Our compensation committee also confers with our chief executive officer concerning the evaluation of the performance of our president. Our chief executive officer does not make any recommendations to the compensation committee regarding any component of his compensation or the compensation of the vice chairman. Due to family relationships, our vice chairman does not participate in deliberations regarding the president. While our compensation committee receives input from these three executives concerning executive compensation matters, all deliberations regarding final compensation decisions occur in executive sessions of the compensation committee.

In 2007, our compensation committee retained Hay Group, Inc., a global compensation consulting firm, to provide certain consulting services to the compensation committee relating to executive compensation. Hay Group was initially retained to provide assistance to the committee in designing an annual cash incentive compensation plan, which resulted in the adoption of the 2007 annual incentive plan described below. In the course of that engagement, Hay Group also provided commentary on base salary levels for the executive officers and targeted levels of annual equity-based compensation for those officers. After the completion of that analysis, Hay Group assisted the compensation committee in designing a long-term equity-based incentive compensation plan, which resulted in the adoption of the Long-Term Incentive Plan in February 2008, as described further below.

In evaluating overall executive compensation, the compensation committee and Hay Group considered a wide range of retail companies and the executive compensation of other publicly traded companies in the payday loan industry. While the compensation committee has reviewed executive compensation data from a number of industry competitors and other retail companies, the compensation committee has not identified a specific set of peer companies against which to benchmark executive compensation.

The work with the Hay Group has focused primarily on the incentive (both cash and equity-based) compensation for our executive officers other than Mr. Early, our chairman and chief executive officer, and Ms. Andersen, our vice chairman, who have not participated in the two incentive compensation programs established by the compensation committee. As discussed further below, the base salaries for Mr. Early and Ms. Andersen have been unchanged since our July 2004 initial public offering. Additionally, Mr. Early has received only one stock option grant since our July 2004 initial public offering (in January 2006), and Ms. Andersen has received only two stock option grants since our initial public offering (in December 2004 and in January 2006). The compensation committee in 2007 and 2008 has considered with respect to these two executive officers their prior contributions to the company, their stock ownership positions (which is approximately 40% for Mr. Early), the cash dividends paid by the company (which, while considered in the discussions, are not an element of compensation for either Mr. Early or Ms. Andersen), their changing roles in the company since the initial public offering, and the overall financial performance of the company. Discretionary bonuses have been granted to Mr. Early and Ms. Andersen in 2006 and 2007 (at the same level for both years), in view of these factors. The compensation committee anticipates that it will continue to evaluate the appropriate mix of compensation elements and the total compensation levels for Mr. Early and Ms. Andersen in the future, all in view of the foregoing factors.

Base Salaries.

The objective of base salary is to reflect job responsibilities, value to the company and individual performance. The compensation committee reviews base salary of executives annually, and since the initial public offering has normally adjusted base salaries on a bi-annual basis. The compensation committee evaluates base salary based primarily upon an assessment of market requirements for similarly positioned executives. The base salaries for our chief executive officer and our vice chairman have not changed since our initial public offering in July 2004. Base salaries did not change for other executive officers during 2006, other than for adjustments resulting from promotion of two officers of the company to executive officer positions.

In December 2006, the compensation committee reviewed the executive officer group’s base salaries for 2007. For the chief executive officer and vice chairman, no changes were made to their base salaries of $500,000 and $400,000, respectively. Annual base salaries were increased to $450,000 for Mr. Andersen, $300,000 for

Mr. Nickerson and $200,000 for each of Mr. Walrod and Mr. Wood. Increases for these executive officers were designed to bring their base salaries in line with executives at competitor companies (including primarily Advance America, Cash Advance Centers, Inc., Cash America International, Inc., First Cash Financial Services, Inc., EZ CORP, Inc., Dollar Financial Corp. and CompuCredit Corp.) and other retail companies. No changes were made to these base salary levels for 2008.

While the compensation committee retained Hay Group primarily to assist the compensation committee in designing annual and long-term cash and equity-based incentive compensation, the compensation committee consulted with Hay Group regarding base salary levels for the executive officers, and adjusted cash and equity-based incentive compensation to reflect the levels of base salaries established for the executives prior to the time Hay Group began providing consulting services.

Discretionary and Incentive Bonuses.

Historically, our compensation committee has paid year-end discretionary bonuses based primarily upon our financial results and the satisfaction of certain strategic objectives of the company established for the preceding fiscal year. For each of the years 2004, 2005 and 2006, the committee considered and weighed the progress in growing the company’s branch base, the reduced level of earnings due to that significant growth strategy, the higher loan loss experience in 2005, the lower loan loss experience in 2006, work on other strategic initiatives, individual performance during the year and company operational improvements. Our compensation committee considered these factors in the context of the overall financial results in 2005 and 2006 versus prior year results and internal and external expectations. From this evaluation, discretionary bonuses were awarded in 2005 and 2006 to each officer at a level intended to compensate for the varying levels of success in these factors.

In 2007, our compensation committee introduced meaningful elements of performance-based compensation into the mix of overall executive compensation, with the adoption of the 2007 annual incentive plan for executive officers other than our chairman and chief executive officer and our vice chairman, and for certain other key employees of the company. The compensatory plan was intended to increase the percentage of total compensation that is derived from performance-based measures. The target annual cash incentive compensation for the named executive officers covered by the plan were as follows:

	Target Annual Incentive ($)	Target Annual Incentive (% of 2007 Base Salary)
Darrin J. Andersen, President and COO	$292,500	65%

Douglas E. Nickerson, Chief Financial Officer	150,000	50%

Michael O. Walrod, Vice President of Operations, Western U.S.	100,000	50%

The opportunity to earn annual incentive compensation was based on the achievement of performance measures set by the compensation committee. For 2007, the annual incentive goals were based 35% on attainment of $0.80 diluted earnings per share, excluding certain branch closing costs (“Adjusted EPS”), 35% on the attainment of $34.3 million of adjusted earnings before interest, taxes, depreciation and amortization, adjusted to exclude the charges related to stock options and restricted stock awards and non-cash gains or losses associated with property disposition (“Adjusted EBITDA”), and 30% at the discretion of the committee. Participants in the plan were eligible to earn 50% of the target annual cash incentive compensation shown above by achieving a threshold of 80% of the targeted performance measures, and up to a maximum of 200% of the target annual incentive compensation by achieving 120% of the targeted performance measures. The compensation committee retained the authority to make bonus payments in addition to, or in lieu of, payments under the annual incentive plan and had the authority to modify, amend or adjust the performance measures established under the annual incentive plan as appropriate to adjust for unforeseen circumstances during the calendar year.

The company exceeded the target levels for Adjusted EPS and Adjusted EBITDA set for the 2007 annual incentive plan, but were below the maximum levels, and cash bonuses paid for 2007 were based upon those levels. The compensation committee determined that the discretionary portion of the annual incentive bonus for each participating executive would be flexed in accordance with the performance under the other two measures, except that the committee approved an additional $50,000 discretionary bonus for Mr. Andersen under the plan in recognition of his overall performance in 2007, including his service as President of Community Financial Services Association of America in 2006 and 2007.

In February 2008, the compensation committee approved the 2008 annual cash incentive plan, which is substantially identical in design as the 2007 plan, but with higher targets for Adjusted EPS and Adjusted EBITDA in 2008. The targets set by the Compensation Committee are achievable, but will require the company to have outstanding financial performance in order for the goals to be met.

Our compensation committee continues to believe that it is important for the committee to retain the ability to grant discretionary cash bonuses to executive officers, either in lieu of or as a supplement to performance-based cash compensation. There may arise a wide range of circumstances in which the committee may consider it important to grant discretionary bonuses in the future to one or more executive officers, including achievement of specified strategic goals by that officer or the company as a whole (irrespective of impact on performance measures), outstanding individual efforts beyond normal expectations for executive officers at a similar level, specific or unique projects and other similar situations.

Equity-based Compensation.

We have always considered equity-based compensation to be an important part of overall compensation of all executive officers and other key employees. We have historically granted stock options to all area managers and regional managers, other officers and executive officers and certain corporate office employees as a way to provide equity-based compensation to these key employees and to increase their identification of personal financial success with overall corporate financial success.

In accordance with the terms of our 2004 Equity Incentive Plan (the “2004 Plan”), all stock option grants are made with an option exercise price equal to fair market value, which is the closing price of our common stock on the Nasdaq Global Market on the date of the grant. Awards of stock options to executive officers have been made by the compensation committee at regular or special meetings of that committee, in conjunction with year-end review of financial results and executive performance, normally in December of that year or in January of the following year. Our compensation committee does not delegate the authority to grant options to any other committee or person, but for all employees other than executive officers (and their family members), has followed the recommendation of the president regarding option grants to those non-executive employees.

All options granted by the compensation committee to executive officers vest at a rate of 25% per year over the first four years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Under the 2004 Plan, the compensation committee may award stock options, stock appreciation rights, restricted stock awards, performance share awards, cash bonuses or other incentive awards permitted by the plan. The committee determines (i) the times when option, restricted stock and other awards will be granted, (ii) the number of shares of our common stock subject to each award granted to the non-employee directors, officers and other employees of the company, and (iii) all terms, conditions (including performance requirements) and limitations of any award, including the exercise price and vesting for each award granted under the plan.

Historically, we have granted stock options to our executive officers based on a general evaluation of stock option grant levels for executive officers at various competitors and retail companies, as well as the overall total direct compensation for the officer. While we have not attempted to target a specific dollar value of compensation with each option grant, we have generally considered the value of stock options to the executives in making annual awards. As part of the consultation provided by Hay Group in 2007, beginning in 2008, we have determined the level of equity-based compensation awards for executive officers (other than our chairman and chief executive officer and our vice chairman) based on the gap between total cash compensation (including incentive bonuses assuming performance targets are met) and the targeted total compensation for each executive. As a result, the equity awards for 2008 (consisting of approximately 50% in value represented by stock options and approximately 50% in value represented by restricted stock awards) were approximately 133% of base salary for our president and chief operating officer, approximately 62% of base salary for our chief financial officer, and approximately 50% of base salary for our two vice presidents of operations.

In January 2006, we made our first grants of restricted stock awards, all of which were made to employees other than executive officers. At its December 2006 compensation review meeting, our compensation committee granted restricted stock awards to four executive officers. Mr. Andersen received a grant of 40,000 shares, Mr. Nickerson received a grant of 20,000 shares, and each of Messrs. Walrod and Wood received a grant of 12,000 shares, with one half of the awards vesting ratably over four years beginning on the first anniversary of the date of grant, and one half vesting if and when the compensation committee certified that the Adjusted EBITDA of the company for calendar year 2007 equals or exceeds $34.879 million for the year. The company exceeded this level in 2007, and as a result the 2007 performance-vesting restricted stock awards were fully vested when the 2007 financial results were reviewed by the compensation committee in February 2008.

Our restricted stock grants provide the holder thereof with dividend and voting rights, even if the restricted stock has not yet vested. Accordingly, when we paid cash dividends in 2007, including the $2.50 per share special cash dividend in December 2007, the cash dividends were paid on all outstanding shares of restricted stock, as reflected in the Summary Compensation Table.

The 2004 Plan specifies certain change in control events, including (i) a person acquiring a majority of our voting securities, (ii) our merger or consolidation with another company, (iii) the sale of all or substantially all of our assets, or (iv) any other kind of a corporate reorganization or takeover where we are not the surviving company or where we are the surviving company and the members of the board immediately prior to the reorganization do not constitute a majority of the board of directors of the surviving company.

Awards granted under the 2004 Plan may, in the discretion of the compensation committee, provide that (a) the award is immediately vested, fully earned, exercisable, and, in the case of options, converted into SARs, as appropriate, upon a change in control event, and (b) we will make full payment to each such participant with respect to any performance share award, cash bonus or other incentive award, and permit the exercise of options or SARs, respectively, granted under the 2004 Plan to the participant.

To date, all stock options granted by the compensation committee under the 2004 Plan have included a provision that in connection with a change in control event, the option may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on the optionee, or the successor corporation may substitute equivalent options. If the successor corporation (if any) does not assume or substitute options, the option will become exercisable in full immediately prior to the consummation of the change in control event, (provided, however, that no acceleration will occur if the optionee is part of the group that is attempting to initiate the change in control event), and if the option is not exercised at or prior to the consummation of the change in control event, the option will terminate immediately upon the consummation of that event.

To date, all time vesting restricted stock awards granted by the compensation committee under the 2004 Plan have provided that if there is a change in control, all restrictions on the unvested shares will lapse and thereafter the remaining unvested shares will vest, free of all restrictions.

Performance-based restricted stock awards will vest upon a change in control if the compensation committee determines in its discretion that the company was, as of the date of determination, on target to meet the performance conditions for that award.

Long-Term Incentive Plan.

After Hay Group assisted us in developing an annual cash incentive plan for certain our executive officers and other key employees, Hay Group worked with our compensation committee to develop a long-term equity-based incentive compensation plan. In February 2008, our compensation committee adopted a long-term incentive plan and made awards for calendar year 2008. The committee intends to make annual awards under the long-term incentive compensation plan to executive officers (other than our chairman and chief executive officer and our vice chairman). Long-term incentive awards consist of approximately 50% of value in stock options and 50% of value in restricted stock awards to executive officers. Each long-term incentive plan award of restricted stock and each option to purchase common stock vests ratably over four years, beginning on the first anniversary of the grant date.

Retirement and Other Benefits

All full-time employees are eligible to participate in our 401(k) profit sharing plan. Executive officers participate in that plan on the same basis as all other participants.

In 2007, we adopted The QC Holdings, Inc. Executive Nonqualified Excess Plan (the “Excess Plan”), which permits any executive officer and certain other employees to make voluntary contributions to the Excess Plan. The objective of the Excess Plan is to permit executive officers and other employees whose contributions to our 401(k) plan are limited by the “top-heavy” rules under the Internal Revenue Code to elect to defer some or all of their cash compensation under the Excess Plan on a pre-tax basis. While the purpose of the Excess Plan is to permit those officers and employees to defer the portion of their base salary that they cannot otherwise contribute to the 401(k) plan, the Excess Plan permits a deferral of up to 100% of the cash compensation of the covered employee. We make matching contributions to the 401(k) Excess Plan on the same basis we would for all other employees under the 401(k) plan. We currently make matching contributions to the 401(k) plan equal to 50% of employee contribution up to 6% of base salary. The limits on company matching contributions are determined on an aggregate basis for the 401(k) plan and the Excess Plan.

Historically, we have provided very few additional retirement or similar benefits to our senior executives, other than benefits such as 401(k) matching contributions that are made available to executives on the same basis as provided to other employees. The compensation committee has noted the absence of these other types of traditional compensation arrangements when it has considered and approved executive base salaries, bonuses and equity-based awards in the past.

Perquisites and Other Personal Benefits

We provide our executive officers with only one perquisite, which is the use of a company automobile or a car allowance, and a tax-gross-up related to the compensation expense for the car allowance or company car. The direct cash cost of this personal benefit for each named executive officer for 2006 and 2007, is included as “All Other Compensation” in the Summary Compensation Table.

Employment Agreements and Change in Control Arrangements

We do not have any employment agreements or employment arrangements with any of our executive officers or other key employees. All executive officers are employees “at will.”

We presently do not have any change in control arrangements with any of our executive officers. Our 2004 Plan has certain change in control features, as described above. To date, all stock option grants to our executive officers and non-employee directors have the change in control provision described above, and all time-vesting and performance-vesting restricted stock awards granted to our executive officers have the change in control provisions described above.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1,000,000 per year to our chief executive officer or an employee whose total compensation is required to be reported to stockholders under the executive compensation disclosure rules under the Securities Exchange Act of 1934 (namely, the other executives listed each year in the Summary Compensation Table in our proxy statements) may not be deducted as a business expenses unless the compensation is made pursuant to a qualified performance-based award that is within the scope of Code Section 162(m).

The compensation committee historically has not considered the deductibility of executive compensation under Code Section 162(m) because to date we have not had any executive compensation that is subject to the Code Section 162(m) limits. While we have begun to use certain performance-based awards under the 2004 Plan and under our annual bonus arrangements, those performance-based awards (other than stock option grants and restricted stock awards) presently do not come within the scope of the Code Section 162(m) deductibility requirements.

We have not considered any amendments to the 2004 Plan to allow for the grant of performance-based awards under that plan in a manner that is intended to allow for their full tax deductibility as a business expense in accordance with Section 162(m) of the Code. If executive compensation that is subject to the deductibility limits of Code Section 162(m) reaches or is likely to reach those limits in the future, we will likely consider amending the 2004 Plan to permit the grant of performance-based awards that will be fully tax deductible in accordance with that section. Any Section 162(m) amendments to the 2004 Plan will be subject to stockholder approval.

Accounting for Stock-Based Compensation.

Beginning on January 1, 2006, we began accounting for stock-based payments, to date consisting of stock option grants and restricted stock awards, in accordance with the requirements of FASB Statement 123(R).

Compensation for the Years Ended December 31, 2007 and 2006

The following table sets forth all compensation paid in 2007 and 2006 to our principal executive officer, principal financial officer and our the most highly compensated executive officers (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Don Early Chairman and CEO	2007 2006	500,000 490,385	320,000 320,000	— —	200,122 200,122	— —	20,929 9,352	1,041,051 1,019,859

Mary Lou Andersen Vice Chairman and Secretary	2007 2006	400,000 392,308	162,000 162,000	— —	166,769 166,769	— —	34,244 16,898	763,013 737,975

Darrin J. Andersen President and COO	2007 2006	450,000 294,231	5,000 205,000	362,017 15,604	166,769 166,769	490,000 —	156,966 24,117	1,630,752 705,721

Douglas E. Nickerson Chief Financial Officer	2007 2006	300,000 220,673	3,000 153,000	181,008 7,802	50,031 50,031	230,000 —	84,078 34,251	848,117 465,757

Michael O. Walrod VP of Operations, Western U.S.	2007 2006	200,000 155,000	3,000 103,000	108,605 4,681	50,031 50,031	150,000 —	56,535 16,056	568,171 328,768

(1)	Reference is made to Note 12 “Stock-Based Compensation” of the notes to the consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2007 and 2006, which identify the valuation assumptions made in the valuation of stock-based awards in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”). Our stock-based compensation expense recognized under SFAS 123R reflects an estimated forfeiture rate of 5% in 2006 and 5% in 2007. The values recognized in the “Stock Awards” and “Option Awards” columns do not reflect any expected forfeitures.
(2)	Awards for 2007 relate to our financial performance in calendar year 2007. The compensation committee certified the amount of each award in February 2008 in connection with the committee’s review of our year-end financial results.
(3)	Perquisites for each named executive officer include a car expense and a gross-up payment for related taxes. The reimbursement to the named executive officers in 2007 for taxes related to car allowances was $631 for Mr. Early, $3,911 for Ms. Andersen, $6,406 for Mr. Andersen, $3,675 for Mr. Nickerson, and $3,174 for Mr. Walrod, respectively. All perquisites are valued at aggregate incremental cost, which is our direct cash cost. Also includes our contribution to the 401(k) and 409(A) plans of the named executive officers in the aggregate amount of $18,923 for Mr. Early, $21,808 for Ms. Andersen, $33,096 for Mr. Andersen, $20,643 for Mr. Nickerson and $15,394 for Mr. Walrod. For Messrs. Andersen, Nickerson and Walrod, also includes $103,500, $51,750 and $31,050, respectively, for cash dividends paid in 2007 on unvested restricted stock awards.

Grants of Plan-Based Awards

During the Year Ended December 31, 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Don Early	—	—	—		—	—	—		—	—		—	—	—

Mary Lou Andersen	—	—	—		—	—	—		—	—		—	—	—

Darrin J. Andersen	6/7/2007	—	490,000	(1)	—	—	—	(2)	—	—	(3)	—	—	—

Douglas E. Nickerson	6/7/2007	—	230,000	(1)	—	—	—	(2)	—	—	(3)	—	—	—

Michael O. Walrod	6/7/2007	—	150,000	(1)	—	—	—	(2)	—	—	(3)	—	—	—

(1)	In February 2008, the compensation committee completed its review of our 2007 year-end financial results and certified the awards due under our 2007 annual cash incentive plan as shown above and included in the Summary Compensation Table. The target annual incentive compensation for 2007 was $292,500 for Mr. Andersen, $150,000 for Mr. Nickerson and $100,000 for Mr. Walrod. As further described in Compensation Discussion and Analysis, the named executive officers were eligible to receive threshold incentive compensation and up to two times the target amount as maximum compensation under the 2007 annual cash incentive plan. The grant date shown is the date the 2007 performance plan awards were granted.
(2)	On December 14, 2006, the compensation committee granted 20,000 shares of performance-based restricted stock to Mr. Andersen, 10,000 shares of performance-based restricted stock to Mr. Nickerson and 6,000 shares of performance-based restricted stock to Mr. Walrod. All of the restricted stock awards were made under our 2004 Plan. As described in Compensation Discussion and Analysis, the performance measures were based on our financial results for calendar year 2007. In February 2008, the compensation committee completed its year-end review of our financial statements and certified the vesting of these performance-based shares for 2007. These shares are reflected in the “Option Exercises and Stock Vested” table.
(3)	Our year-end compensation meetings for the grant of stock options and restricted stock awards occurred in December 2006 and February 2008. Accordingly, there were no stock option grants or restricted stock awards to any of our executive officers in calendar year 2007.

On at least one occasion, the compensation committee has met and granted options to purchase common stock or made awards of restricted stock on a date when the Nasdaq Global Market was not open. In these instances, the option and restricted stock awards were based on the closing market price of our common stock on the last business day prior to the date of grant.

On December 27, 2007, we paid a special cash dividend of $2.50 per share on our common stock. In December 2007, the compensation committee approved the adjustment of the option exercise price and the number of shares of common stock subject to each outstanding option in accordance with the terms of the 1999 Stock Option Plan and our 2004 Equity Incentive Plan to give equitable effect to the payment of the special cash dividend. No outstanding option or other equity-based award was repriced or other otherwise materially modified.

For the named executive officers, an explanation of how their salary, bonus and equity awards are structured in proportion to total compensation is included in Compensation Discussion and Analysis.

Holdings of Equity-Related Interests

The following table sets forth information concerning unexercised stock options and unvested restricted stock awards held by the named executive officers on December 31, 2007. All information set forth below relates to the grant of stock options under the QC Holdings, Inc. 1999 Stock Option Plan or the 2004 Plan, and to the award of restricted stock under the 2004 Plan.

On May 9, 2005, the compensation committee approved accelerating the vesting of all then outstanding employee stock options that were subject to periodic vesting as of that date and that had an exercise price that exceeded the market price on May 9, 2005. As a result, all options granted to Ms. Andersen, Mr. Andersen, Mr. Nickerson and Mr. Walrod prior to May 9, 2005, which options were originally scheduled to vest 25% over four years, became fully vested at the close of business on May 9, 2005.

On December 27, 2007, we paid a special cash dividend of $2.50 per share on our common stock. In December 2007, the compensation committee approved the adjustment of the option exercise price and the number of shares of common stock subject to each outstanding option in accordance with the terms of the 1999 Stock Option Plan and our 2004 Equity Incentive Plan to give equitable effect to the payment of the special cash dividend. The numbers in following table reflect this adjustment.

Outstanding Equity Awards at Fiscal Year-End

December 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Don Early	47,136	141,411	—	9.48	1/5/2016	—	—	—	—

Mary Lou Andersen	157,122		—	13.76	12/14/2014	—	—	—	—
	39,280	117,843		9.48	1/5/2016

Darrin J. Andersen	62,849		—	11.14	7/15/2014	15,000	168,750	—	—
	125,698			13.76	12/14/2014
	39,280	117,843		9.48	1/5/2016

Douglas E. Nickerson	87,989		—	11.14	7/15/2014	7,500	84,375	—	—
	47,137			13.76	12/14/2014
	11,785	35,352		9.48	1/5/2016

Michael O. Walrod	31,425			13.76	12/14/2014	4,500	50,625	—	—
	11,785	35,352		9.48	1/5/2016

(1)	Options expiring in 2016, vest 25% per year over four years beginning on January 6, 2007, the first anniversary of the grant date. All other options were fully vested as of December 31, 2007.
(2)	Restricted stock awards vest 25% per year over four years beginning on December 14, 2007, the first anniversary of the date of grant.

The following table provides information regarding the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2007, for each of the named executive officers.

Option Exercises and Stock Vested

During the Year Ended December 31, 2007

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Don Early	—	—		—		—
Mary Lou Andersen	—	—		—		—
Darrin J. Andersen	100,000	1,206,000	(1)	25,000	(2)	283,700
Douglas E. Nickerson	—	—		12,500	(2)	141,850
Michael O. Walrod	31,500	389,350	(3)	7,500	(2)	85,110

(1)	Mr. Andersen exercised an option to purchase 100,000 shares of our common stock on November 8, 2007. The average market price of our common stock on the date of exercise was $14.06 per share, and the exercise price of the option was $2.00 per share. Mr. Andersen continues to hold the shares of common stock received upon exercise of this option.
(2)	On December 14, 2006, the compensation committee granted 20,000 shares of performance-based restricted stock and 20,000 shares of restricted stock that vests ratably over four years, beginning on the first anniversary of the date of grant, to Mr. Andersen. The committee also granted 10,000 shares of performance-based restricted stock and 10,000 shares of time-vested restricted stock to Mr. Nickerson, and 6,000 shares of performance-based restricted stock and 6,000 time-vested restricted stock to Mr. Walrod. All of the restricted stock awards were made under our 2004 Plan. As described in Compensation Discussion and Analysis, the performance measures were based on our financial results for calendar year 2007. In February 2008, the compensation committee completed its year-end review of our financial statements and certified the vesting of these performance-based shares for 2007. The number of shares received by Messrs. Andersen, Nickerson and Walrod upon vesting of the performance-based and time-vested awards, net of shares withheld by us to cover associated tax liabilities, was 16,836, 8,159 and 4,769, respectively.
(3)	Mr. Walrod exercised an option to purchase 31,500 shares of our common stock on February 12, 2007. The average market price of our common stock on the dates of sale of the shares received upon exercise was $14.81 per share, and the exercise price was $2.45 per share.

Nonqualified Deferred Compensation

As described in Compensation Discussion and Analysis, certain of our officers and key employees are prohibited by the “top-heavy” rules of the federal tax code from making the maximum possible contributions to our 401(k) plan. In April 2007, our compensation committee adopted a nonqualified excess plan under Internal Revenue Code Section 409(A) to provide these employees with a mechanism to contribute to a nonqualified plan the difference that they are unable to contribute to our 401(k) plan. While the purpose of the nonqualified plan is to permit those officers and employees to defer the portion of their base salary that they cannot otherwise contribute to the 401(k) plan, the plan permits a deferral of up to 100% of the cash compensation of the covered employee.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)(1)
Don Early	28,846	14,423	(4)	—	43,265
Mary Lou Andersen	34,615	17,308	249	—	52,172
Darrin J. Andersen	53,267	26,634	(1,281)	—	78,620
Douglas E. Nickerson	30,600	14,023	(392)	—	44,231
Michael O. Walrod	21,605	10,803	(352)	—	32,056

(1)	Executive contributions in 2007 are included in “Salary” in the Summary Compensation Table, and our contributions are included in “All Other Compensation.” Aggregate earnings are not included in the Summary Compensation Table.

The named executive officers, and other participants in the nonqualified plan, can defer up to 100% of their cash compensation into the plan. We have agreed to match up to 50% of the employee’s contribution, up to 6% of salary, a provision identical to our 401(k) plan. Each participant directs the allocation of their plan balance among investment options that mirror the investment options available to participants in our 401(k) plan. Participants may change their elections at any time. While deferred, each participant’s account accrues “earnings” based on performance of the investments selected by the participant under the nonqualified plan. The nonqualified plan does not include any company-guaranteed or provided “above-market” or “preferential” earnings.

Potential Payments Upon Termination or Change-in-Control

As described in Compensation Discussion and Analysis, our 2004 Plan has certain change in control features that apply equally to all executive officers and non-employee directors, and to all other employees that receive awards under that plan.

Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors in the fiscal year ended December 31, 2007.

Director Compensation

For the Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard B. Chalker	49,250	39,900	—	(2)	—	—	89,150
Murray A. Indick	20,500	—	—		—	—	20,500
Gerald F. Lamberti	39,500	39,900	—	(3)	—	—	79,400
Francis P. Lemery	45,500	39,900	—	(4)	—	—	85,400
Mary V. Powell	46,250	39,900	—	(5)	—	—	86,150
Kevin A. Richardson II	12,500	39,900	—	(6)	—	—	52,400

(1)	Represents the grant date fair value of the restricted stock awarded to non-employee directors in 2007. Restricted stock granted to non-employee directors vests immediately but may not be sold for six months after the date of grant. Reference is made to Note 12 “Stock-Based Compensation” of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, which identifies the valuation assumptions made in the valuation of option awards in accordance with SFAS 123R. Our stock-based compensation expense for directors recognized under SFAS 123R does not reflect any expected forfeitures.
(2)	As of December 31, 2007, Mr. Chalker had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(3)	As of December 31, 2007, Mr. Lamberti had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(4)	As of December 31, 2007, Mr. Lemery had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(5)	As of December 31, 2007, Ms. Powell had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(6)	Mr. Richardson did not stand for election at our 2007 annual meeting of stockholders. As of December 31, 2007, Mr. Richardson had an aggregate of 9,427 shares of common stock underlying stock options, all of which were vested.

Mr. Richardson was elected to the board effective April 18, 2006, and was reelected by the stockholders at the 2006 annual meeting. Mr. Richardson did not stand for election in 2007. Mr. Indick was nominated by Mr. Richardson to stand for election at our 2007 annual meeting of stockholders. Mr. Indick and Mr. Richardson are each managing members of Prides Capital Partners, L.L.C. (Prides), a major holder of our common stock. Following his election to the board in June 2007, Mr. Indick waived his right to receive an option to purchase 7,500 shares of our common stock, our policy for new non-employee directors, based on the fact that Mr. Richardson had received the annual equity grant as a continuing non-employee director in January 2007.

Beginning in 2007, we established a new policy to award approximately $40,000 of equity value to each non-employee director on an annual basis in consideration of his or her continued service on the board. In accordance with this policy, on January 2, 2007, each non-employee director received an award of 2,500 shares of restricted stock at $15.96 per share. Because the markets were closed on the date of grant, the award reflects the closing price of our common stock on the last business day prior to the date of grant. On February 5, 2008, we awarded each non-employee director 4,232 shares of restricted stock at $10.19 per share, the closing price on the date of grant. Restricted stock awarded to non-employee directors vests immediately but may not be sold for six months after the date of grant. Because of the required holding period, our compensation committee determined that a 10% discount should be applied to the grant date fair value when determining the amount of the annual restricted stock awards.

Our non-employee directors currently receive the following fees for board and committee participation:

Annual restricted stock award*	$40,000
Annual retainer	25,000
Board meeting fee	1,000
Executive Committee meeting fee	750
Audit Committee
Annual retainer, chairman	6,000
Annual retainer, member	3,000
Committee meeting fee	750
Compensation Committee
Annual retainer, chairman	3,000
Annual retainer, member	2,000
Committee meeting fee	750
*Approximate value

Following our initial public offering in July 2004, we ceased compensating our employee directors for their service on the board other than reimbursement provided to all directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 18, 2006, we entered into a registration rights agreement with Mr. Early, a director and our chairman and chief executive officer, and Prides Capital Fund I, LP, a Delaware limited partnership (Prides). As of April 18, 2008, Prides, directly or through its affiliated funds, is the holder of 1,816,781 shares of our common stock. Mr. Richardson, a director until the annual meeting of the stockholders held in June 2007, and Mr. Indick, elected a director at that meeting, are each managing members of the sole general partner of Prides.

The registration rights agreement provides that, upon written request by Mr. Early, Prides, the estate of Mr. Early, any trust, testamentary or otherwise, that is funded in whole or in part with shares of common stock from Mr. Early or the estate of Mr. Early, or any affiliate of Mr. Early or Prides, or any assignee of Mr. Early or Prides (individually, a “holder”), who is at the time of the request, individually or as a group, a holder of at least 5% of our outstanding common stock, we will prepare and file with the SEC, as soon as practicable, a registration statement to enable the reoffer and resale by the requesting holders of the shares of common stock of the company on a delayed or continuous basis under Rule 415 of the Securities Act, and use its best efforts to cause the registration statement to become effective as soon as reasonably practicable after the filing of the registration statement. We are required to keep the registration statement effective until the holder or holders have completed the distribution described in the registration statement relating thereto, but for no more than 120 days or such lesser period until all the registered securities are sold. We have granted two demand registration rights under the agreement to each of Mr. Early and Prides.

The registration rights agreement also provides for certain “piggyback registration rights,” whereby any holder who did not initiate the registration request will have an opportunity to have their shares of common stock registered in conjunction with the initiating holders’ registration.

We are obligated to pay customary registration expenses associated with the exercise of demand or piggyback registration rights by either Mr. Early or Prides or their permitted designees, other than underwriting fees and expenses, which will be the responsibility of the selling stockholders. The agreement includes certain other customary provisions for a registration rights agreement, including various obligations of the company to facilitate the filing and effectiveness of the demand registrations.

We and Mr. Early were parties to a registration rights agreement dated as of June 22, 2004, which granted to the estate of Mr. Early certain registration rights for the common stock of the company held by the estate of Mr. Early and certain other persons. We and Mr. Early terminated the 2004 registration rights agreement as of April 18, 2006, without any material early termination penalties incurred by us. We continue to maintain $15 million of key man life insurance on Mr. Early, but have no obligation to use any life insurance proceeds to purchase any stock from Mr. Early’s estate.

In 2007, Mr. Wood, an executive officer of the company, was the part owner of two separate limited liability companies that owned buildings that are leased by the company for two payday loan branches in Virginia. Mr. Wood was the 100% owner (with his spouse) of one company and a 33% owner of the second company. We made rental payments to those limited liability companies in 2007 for those branches equal to $49,960 and $53,002, respectively.

The compensation committee approves the salary and bonus paid to Mike Waters, our vice president of governmental affairs. Mr. Waters is the brother of Mary Lou Andersen and the uncle of Darrin J. Andersen. In 2007, we paid Mr. Waters salary and bonus totaling in excess of $120,000. As part of our annual compensation review of all employees, we also awarded Mr. Waters 3,000 shares of restricted stock in 2007, and 1,580 shares of restricted stock, as well as the option to purchase 4,500 shares of our common stock, in 2008.

The compensation committee reviews and approves all annual compensation of family members of executive officers in excess of $120,000. Pursuant to its written charter, the audit committee reviews with our independent auditors and management all material transactions involving related persons or entities, with discussion of arrangements that may involve transaction terms or other aspects that differ from those which would likely be negotiated with clearly independent parties.

CORPORATE GOVERNANCE

Board and Committee Meetings

During 2007, the board of directors met nine times. The board of directors has established an executive committee, an audit committee and a compensation committee. The independent members of the board of directors oversee our procedures regarding nominations and corporate governance. In 2007, each director attended more than 75% of the meetings of the board of directors and of the board committees on which he or she served. All of the directors and nominees attended the 2007 annual meeting of stockholders. We anticipate that each of the directors will attend the 2008 annual meeting of stockholders.

The following table provides membership and meeting information for each of the board committees:

	Executive Committee		Audit Committee		Compensation Committee
Don Early	x	(1)
Mary Lou Andersen
Richard B. Chalker			x	(1),(2)	x
Murray A. Indick
Gerald F. Lamberti					x
Francis P. Lemery	x		x	(2)	x	(1)
Mary V. Powell	x		x	(2)	x
# of Meetings in 2007	0		6		8

(1)	Committee chairman
(2)	Audit committee financial expert

Director Independence

The board has determined that all of the members of the audit committee and the compensation committee, and each of the members of the executive committee, other than Mr. Early, are “independent directors” as defined in Nasdaq Rule 4200(a)(15), and that each of those directors was independent throughout 2007. A copy of the independence standards can be found on our corporate website, www.qcholdings.com.

Mr. Indick was elected to the board at the June 2007 annual meeting of stockholders. Mr. Indick is a managing member Prides Capital Partners, L.L.C. (Prides), which owns approximately 10.2% of our common stock. Mr. Richardson, also a managing member of Prides, was elected to the board of directors on April 18, 2006, at his request in order to facilitate an investment in the company by Prides in excess of its approximately 10% ownership level held by Prides as of December 31, 2005. Mr. Richardson was reelected by the stockholders at the 2006 annual meeting and did not stand for election in 2007. Mr. Indick was nominated by Mr. Richardson to serve as a director. Although Mr. Richardson and Mr. Indick are each deemed to be a 10% owner of common stock of the company, we considered Mr. Richardson, and consider Mr. Indick, to each be an “independent director” under the Nasdaq Global Market rules.

Executive Committee

The executive committee was formed in December 2004 to act on behalf of the board of directors between the regularly scheduled and special meetings of the full board. The executive committee has the power and authority to act on all matters that can be brought before the full board of directors other than certain actions that are reserved to the board in the our bylaws.

Nominating Procedures

On June 15, 2004, our board adopted procedures regarding nominations and corporate governance. The policy can be found on our website, www.qcholdings.com, by selecting “Corporate Governance” under the heading “Investment Center.” Directors of the company meeting the independence standards set forth in Nasdaq Rule 4200(a)(15) are charged with enforcement of the policy.

The independent directors evaluate and select nominees to the board based on their ability to fulfill the duties of care and loyalty to the company’s stockholders. To be considered for nomination to the board of directors, an individual should:

•	Be of the highest character and integrity and have an inquiring mind, the willingness to ask hard questions and the ability to work with others;

•	Be free of any conflict of interest that would violate applicable laws or regulations or otherwise interfere with the individual’s ability to perform properly his or her duties as a director;

•	Be willing to devote sufficient time to the company’s affairs and diligently fulfill his responsibilities as a director;

•	Have substantial experience in the one or more areas of business, education or government service that will provide value to the overall board of directors; and

•	Have the capacity and desire to represent the best interests of the stockholders as a whole.

The seven nominees for election at the 2008 annual meeting of stockholders were nominated pursuant to these nominating procedures. All nominees are already serving as directors of the company.

The board of directors will consider nominees recommended by stockholders for the 2009 annual meeting of stockholders, provided that the name of each nominee is submitted in writing, no later than January 2, 2009, to the corporate secretary or the nominating committee, QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. Each submission must include a statement of the qualifications of the nominee, the consent of the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the board of directors. Additional submission requirements are contained in the company’s bylaws, a copy of which may be obtained from the company’s secretary at the address shown above.

Other than the submission requirements set forth above, there are no differences in the way the non-employee directors evaluate their own nominees for director and the way they evaluate a nominee recommended by a stockholder.

Audit Committee

The audit committee of the board of directors is responsible for overseeing management’s financial reporting practices and internal controls. The audit committee acts under a written charter that was adopted by the board of directors on June 15, 2004. A copy of the audit committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Corporate Governance” under the heading “Investment Center.” The board of directors has determined that each member of the audit committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (SEC). The audit committee was established in accordance with all applicable rules of the SEC, including Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Audit and Other Service Fees

Grant Thornton LLP has audited the financial statements of the company for 2007 and 2006. The audit committee expects to reappoint Grant Thornton LLP as independent registered public accounting firm for 2008 when the committee meets in the third quarter of this year. A representative of Grant Thornton LLP will be present at the annual meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions.

The following table sets forth the aggregate fees billed to the company for fiscal years ended December 31, 2007, and 2006 by our principal accounting firm, Grant Thornton LLP:

	2007	2006
Audit fees(1)	$347,550	$357,570
Audit-related fees(2)	15,938	15,750
Tax fees(3)	202,423	68,236
All other fees	—	—

Total	$565,911	$441,556

(1)	Includes services rendered for the audit of the company’s annual financial statements, attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002 in order to issue an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and review of financial statements included in quarterly reports on Form 10-Q.
(2)	Includes services rendered for the audit of certain of the company’s employee benefit plans.
(3)	Includes tax return preparation and other tax consulting.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton’s independence. Additionally, the audit committee approved all non-audit and tax services performed by Grant Thornton LLP in 2007 in accordance with the pre-approval policy of the audit committee described below.

In August 2004, the audit committee adopted a pre-approval policy under which audit, non-audit and tax services to be rendered by our independent public accountants are pre-approved by the audit committee. Pursuant to this policy, the audit committee pre-approves audit, non-audit and tax services to be provided by the independent registered public accounting firm, at specified dollar levels, which dollar levels are reviewed by the committee periodically, and no less often than annually. Any proposed services exceeding the pre-approved fee level or budgeted amount requires specific pre-approval by the audit committee. Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company’s independent registered public accounting firm in any circumstance.

Audit Committee Report

In connection with the consolidated financial statements for the fiscal year ended December 31, 2007, the audit committee has:

•	reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees); and

•

received from the independent registered public accounting firm the written disclosures and letter regarding Grant Thornton LLP’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of Grant Thornton LLP with representatives of the independent registered public accounting firm.

Based on these actions, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Richard B. Chalker, Chairman

Francis P. Lemery

Mary V. Powell

Audit Committee of the Board of Directors

Compensation Committee

The compensation committee of the board of directors was formed on June 15, 2004, and consists of four of the independent members of the board of directors. The compensation committee acts under a written charter that was adopted by the board of directors on June 15, 2004. A copy of the compensation committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Corporate Governance” under the heading “Investment Center.” The compensation committee is responsible for approving the compensation of the chief executive officer and, in consultation with the chief executive officer, the compensation of the other executive officers of the company, and the non-employee members of the board of directors. The compensation committee also administers our equity incentive plan, and as such, has approved all stock option grants and restricted stock awards to non-employee directors, officers and all other employees of the company under the plan.

The compensation committee is responsible for overseeing and evaluating the compensation of the executive officers, including the chief executive officer, of the company and its subsidiaries, and their performance relative to compensation, in order to assure that they are compensated in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practices and the requirements of applicable regulatory bodies. In addition, the committee evaluates and makes recommendations regarding the compensation of non-employee directors, including their compensation for service on board committees and the terms of any stock compensation awards.

The compensation committee periodically evaluates our annual and long-term incentive plans, equity-related plans and certain employee benefit programs. The compensation committee administers our 2004 Plan and exercises all other rights granted to the committee or the board of directors under our 2004 Plan. The compensation committee does not delegate authority to grant options or other awards, or other forms of executive or director compensation, to any other committee or person. Certain executive officers participate with the compensation committee in certain compensation-related discussions, as discussed in Compensation Discussion and Analysis.

As discussed in Compensation Discussion and Analysis, the compensation committee initially engaged the Hay Group, a global compensation consulting firm, in 2007 to assist the committee in developing an annual incentive plan. This engagement was expanded to include a general review of all elements of executive compensation, including base salary and bonus, and the possibility of a long-term incentive plan.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the company’s board of directors or compensation committee and the board of directors or compensation committee of any other company.

Compensation Committee Report

In connection with its duty to review and approve executive compensation, the compensation committee has:

•	reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management; and

•	based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Francis P. Lemery, Chairman

Richard B. Chalker

Gerald F. Lamberti

Mary V. Powell

Compensation Committee of the Board of Directors

Corporate Governance Policies

We maintain a corporate website, www.qcholdings.com. The following corporate policies of the company and our board of directors are available on our website by selecting “Corporate Governance” under the heading “Investment Center”:

•	Code of Ethics

•	Procedures Regarding Nominations and Corporate Governance

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Standard for Director Independence

Our Code of Ethics applies to all employees, officers and directors, and specifically our chief executive officer and chief financial/accounting officer.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate with the board generally or with a specific director at any time by writing to our corporate secretary at 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. The secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the board.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2009 must be received by the secretary of the company at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, no later than January 2, 2009, to be eligible for inclusion in the company’s proxy statement and proxy related to that meeting. Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2009 annual meeting of stockholders, but not for inclusion in the company’s proxy statement. Under the company’s bylaws, for a stockholder to properly request that business be brought before an annual meeting of stockholders, the secretary of the company must receive the request from a stockholder of record entitled to vote at the meeting. Notice of matters proposed to be brought before the 2009 annual meeting of stockholders must be received on or before February 5, 2009. A copy of the company’s bylaws, which include additional conditions, may be obtained without charge from the secretary of the company at the address shown above.

ANNUAL REPORT

The 2007 annual report to stockholders of the company, which includes our annual report on Form 10-K, is included with this proxy statement. Stockholders sharing an address and receiving multiple copies of annual reports and proxy statements can contact the secretary of the company at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, to request future delivery of a single copy of annual reports and proxy statements to the shared address.

OTHER MATTERS

The board of directors is not aware of any other matters that will be presented for action at the annual meeting. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

Dated: April 25, 2008

QC HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 4, 2008

10:00 a.m.

Doubletree Hotel

10100 College Boulevard

Overland Park, Kansas 66210

QC Holdings, Inc.
9401 Indian Creek Parkway
Suite 1500
Overland Park, KS 66210	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 4, 2008.

The undersigned hereby appoints Don Early and Darrin Andersen, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of QC Holdings, Inc. of record in the name of the undersigned at the close of business on April 18, 2008, at the Annual Meeting of Stockholders of QC Holdings, Inc. to be held on June 4, 2008, or at any adjournment or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side)

(Fold and Detach Here)

MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID

ENVELOPE PROVIDED.

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of Directors:	01 Don Early 02 Mary Lou Andersen 03 Richard B. Chalker 04 Murray A. Indick	05 Gerald F. Lamberti 06 Francis P. Lemery 07 Mary V. Powell	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Transact any other business properly introduced at the meeting.

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)

(Fold and Detach Here)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:	Date ___________________________________

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.